Exhibit 5.1 and 23.1

                       JEFFREY GIESBRECHT, SOLICITOR
         1650 - 1185 West Georgia Street, Vancouver, BC, Canada V6E 4E6
 Telephone: (604) 684-9384  Fax: (604) 688-4670  E-Mail: jgiesbrecht@mnxltd.com




                                                               December 19, 2002



Board of Directors
Western Copper Holdings Limited
1650 - 1185 West Georgia Street
Vancouver, B.C.  V6E 4E6

     Re: Common Stock of Western Copper Holdings Limited

Gentlemen:

     I act as counsel to Western Copper Holdings Limited, a British Columbia corporation (the "Company"), in connection with the registration of 4,376,500 shares of the Company's Common Shares (the "Shares") under the Securities Act of 1933, as amended (the "Securities Act"), which will be offered under options pursuant to the Company's 2002 Stock Option Plan, 2000 Stock Option Plan, 1998 Stock Option Plan, and 1996 Amended Stock Option Plan (the "Plans"), all further described in the Company's registration statement on Form S-8 filed under the Securities Act (the "Registration Statement").

     For the purpose of rendering this opinion, I examined originals or copies of such documents as we deemed to be relevant. In conducting my examination, I assumed without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to me as originals, the conformity to all original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, I assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.

     My opinion is limited solely to matters set forth herein. I express no opinion as to the law of any other jurisdiction other than the laws of the Province of British Columbia and the laws of Canada.

     Based upon the foregoing, after giving due regard to such issues of law as I deemed relevant, and assuming that (i) the Registration Statement becomes and remains effective, and the Prospectus, which is a part of the Registration Statement (the "Prospectus"), and the Prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion, (ii) all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof, and (iii) the Company receives, to the extent applicable, the consideration set forth under the Plan and stock option agreements, I am of the opinion that the Shares to be issued under the Plan and stock option agreements will be legally issued, fully paid and non-assessable.
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     I hereby  consent in writing to the use of our opinion as an exhibit to the
Registration Statement and any amendment thereto. By giving such consent, I do not thereby admit that I come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

                                       Very truly yours,

                                       "Jeffrey Giesbrecht"

                                        Jeffrey Giesbrecht